Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Current Report on Form 8-K/A and the Registration Statements on Forms S-3 (Nos. 033-62561 and 333-34846) and Forms S-8 (Nos. 333-195568, 333-192678, 333-175608, 333-171135, 333-166701, 333-150529, 333-140071, 333-135678, 333-129283, 333-82556, 333-35526, 333-24045, 033-62563, 033-63395, 333-204035 and 333-209244) of Microsemi Corporation of our reports dated February 24, 2015 with respect to the consolidated financial statements and schedule of PMC-Sierra, Inc., and the effectiveness of internal control over financial reporting of PMC-Sierra, Inc. included in its Annual Report (Form 10-K) for the year ended December 27, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

March 29, 2016